EXHIBIT 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release
FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Completes Cash Tender Offer for Its
October 2009 Senior Notes
CLEVELAND, March 31, 2009 – The Lubrizol Corporation (NYSE:LZ) announces the expiration and final results of its cash tender offer to purchase any and all of its outstanding 4.625% Senior Notes due October 1, 2009 (CUSIP No. 54927 1 AD6). The tender offer was made pursuant to the company’s Offer to Purchase dated March 23, 2009 and the accompanying Letter of Transmittal, which set forth the terms of the tender offer.
The tender offer expired at 5:00 p.m. EDT on March 30, 2009. The aggregate principal amount of Senior Notes validly tendered was approximately $177 million, representing 46 percent of the outstanding Senior Notes. The company has accepted all such Senior Notes for payment and paid the full tender offer consideration (100.5% of the principal amount) plus accrued interest, earlier today, pursuant to the terms of the tender offer. The company purchased the Senior Notes utilizing a portion of the net cash proceeds from the company’s January 2009 issuance of 8.875% Senior Notes due 2019.
Citi and RBS Greenwich Capital served as the dealer managers and Global Bondholder Services Corporation served as the depositary and information agent for the tender offer.
Following the tender offer, there is a total of approximately $205 million in principal amount of the 4.625% Senior Notes outstanding.
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About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,890 employees worldwide. Revenues for 2008 were $5.0 billion. For more information, visit www.lubrizol.com.
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